February 9, 2016

GUARANTY

Coffeyville Resources, LLC, a Delaware limited liability company (“Guarantor”), owns 100% of CVR GP, LLC, the general partner of CVR Partners, LP (the “Partnership”), and approximately 53% of the common units representing limited partner interests in the Partnership. Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”) is a wholly-owned subsidiary of the Partnership. The Partnership and its subsidiaries are hereafter referred to as the “Company”.

1.Guaranty. For valuable consideration, receipt of which is hereby acknowledged, Guarantor hereby guarantees the prompt and complete payment when due of any claim that may hereafter arise against Company pursuant to the Credit and Guaranty Agreement, dated as of April 13, 2011, among CRNF, the Partnership, the lenders party thereto and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent (the “Credit Agreement”, and any indebtedness due thereunder, the “Indebtedness”), upon written demand or presentment to the address provided in Section 4 of this Guaranty. Guarantor’s obligations and liability under this Guaranty are limited to payment obligations, and Guarantor has no obligation to perform any other obligations under the transactions evidencing any Indebtedness.

2.Continuing Guaranty. This is a continuing Guaranty, and applies to and covers all Indebtedness until the first to occur of the stated term of the Credit Agreement or until such time as the Company refinances the Indebtedness, at which time this Guaranty will automatically terminate. In the event Guarantor is required to pay the Indebtedness pursuant to this Guaranty, the Company’s obligation to repay Guarantor for the Indebtedness will be pursuant to a promissory note (the “Note”) to be entered into by the parties at the time Guarantor pays the Indebtedness hereunder. The terms of the Note will be mutually agreed upon by the parties, provided, the term will be the lesser of two years or such time that the Company obtains third party financing (“New Debt”) of at least $125 million on terms acceptable to the Company and with a term of greater than one year from the inception of the New Debt.

3.Waivers by Guarantor. Except as otherwise provided in Section 1 above, Guarantor waives (a) notice of dishonor and nonpayment of the Indebtedness, (b) notice of acceptance of this Guaranty, (c) notice of any advances made or credit extended in reliance upon this Guaranty or of the failure of Company to pay any of the Indebtedness as it becomes due, and (d) all defenses arising from the bankruptcy or insolvency of Company. Notwithstanding the foregoing, Guarantor reserves the right to assert defenses that Company may have to payment of any Indebtedness other than defenses expressly waived hereby.

4.Notices. Any notice, request, consent or communication under this Guaranty will be effective only if it is in writing and (a) personally delivered, (b) sent by certified mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) sent via facsimile transmission, with a copy simultaneously sent by one of the methods set forth in clauses (a) or (c), addressed as follows:

If to Guarantor:	Coffeyville Resources, LLC Attn: Chief Financial Officer 2277 Plaza Drive, Suite 500 Sugar Land, TX 77479 Fax: (913) 982-2652	Copy to:	Coffeyville Resources, LLC Attn: General Counsel 10 E. Cambridge Circle Dr., Suite 250 Kansas City, Kansas 66103 Fax: (913) 982-0976
If to Company:	CVR Partners, LP Attn: Chief Executive Officer 2277 Plaza Drive, Suite 500 Sugar Land, TX 77479 Fax: (913) 982-2652	Copy to:	CVR Partners, LP Attn: General Counsel 10 E. Cambridge Circle Dr., Suite 250 Kansas City, Kansas 66103 Fax: (913) 982-0976

or such other persons or addresses as are furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section.

5.	Miscellaneous.

(a)Governing Law. This Guaranty is deemed to have been made under and is to be governed by the laws of the State of Texas in all respects.

(b)Amendment. This Guaranty may not be waived, altered, modified or amended as to any of its terms or provisions except in writing duly signed by the Partnership and Guarantor.

(c)Binding Upon Successors. This Guaranty is binding upon the heirs, personal representatives, successors, transferees and assigns of Guarantor and will inure to the benefit of all successors, transferees and assignees of the Company.

(d)Headings. The headings of the paragraphs of this Guaranty have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions hereof.

(e)Severance. A determination that any provision of this Guaranty is unenforceable or invalid will not affect the enforceability or validity of any other provision.

(signature page follows)

“Guarantor” Coffeyville Resources, LLC		“Partnership” on behalf of the Company CVR Partners, LP By: CVR GP, LLC, its general partner
By:	/s/ Susan M. Ball	By:	/s/ Mark A. Pytosh
Name:	Susan M. Ball	Name:	Mark A. Pytosh
Title:	Chief Financial Officer and Treasurer	Title:	Chief Executive Officer and President

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